                                                                    EXHIBIT 12.1

                              CAMDEN PROPERTY TRUST
                    STATEMENT REGARDING COMPUTATION OF RATIOS
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1999

(In thousands, except for ratio amounts)



                                                            1999 (3)       1998        1997 (1)     1996 (2)       1995
                                                           -----------  ------------  -----------  -----------  -----------
EARNINGS BEFORE FIXED CHARGES:
   Net income before minority interests                  $   71,915   $    58,655   $   40,093   $    8,713   $   12,330
   Less: equity in income of joint ventures                    (683)       (1,312)      (1,141)
                                                         -----------  ------------  -----------  -----------  -----------
                                                             71,232        57,343       38,952        8,713       12,330
   Distributed income of joint ventures                       2,505         2,350        1,939
   Less: interest capitalized                               (16,396)       (9,929)      (3,338)      (4,129)      (5,321)
   Less: preferred distribution of subsidiaries              (8,278)
                                                        -----------  ------------  -----------  -----------  -----------
        Total earnings before fixed charges                  49,063        49,764       37,553        4,584        7,009
                                                        -----------  ------------  -----------  -----------  -----------

FIXED CHARGES:
   Interest expense                                          57,856        50,467       28,537       17,336       13,843
   Interest capitalized                                      16,396         9,929        3,338        4,129        5,321
   Accretion of discount                                        320           169          142
   Loan amortization                                          1,100           785          864          825          720
   Interest portion of rental expense                           517           300          235          143          143
   Preferred distribution of subsidiaries                     8,278
                                                         -----------  ------------  -----------  -----------  -----------
        Total fixed charges                                  84,467        61,650       33,116       22,433       20,027
                                                         -----------  ------------  -----------  -----------  -----------
        Total earnings and fixed charges                 $  133,530   $   111,414   $   70,669   $   27,017   $   27,036
                                                         ===========  ============  ===========  ===========  ===========

RATIO OF EARNINGS TO FIXED CHARGES                            1.58x         1.81x        2.13x        1.20x        1.35x

RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED SHARE DIVIDENDS:
   Total fixed charges                                   $   84,467   $    61,650   $   33,116   $   22,433   $   20,027
   Preferred share dividends                                  9,371         9,371                         4           39
                                                         -----------  ------------  -----------  -----------  -----------
   Total combined fixed charges and preferred
      share dividends                                        93,838        71,021       33,116       22,437       20,066
   Total earnings and combined fixed charges
      and preferred share dividends                      $  142,901   $   120,785   $   70,669   $   27,021   $   27,075
                                                         ===========  ============  ===========  ===========  ===========

RATIO OF EARNINGS TO COMBINED FIXED
      CHARGES AND PREFERRED SHARE DIVIDENDS                   1.52 x         1.70x        2.13x        1.20x        1.35x


(1) Earnings include a $10,170 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.83x.
(2) Earnings include a $(5,351) impact from the extinguishment of hedges upon debt refinancing. Excluding this impact, such ratios would be 1.44x.
(3) Earnings include a $2,979 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.55x and 1.49x.